Exhibit 22.1

LIST OF SUBSIDIARY ISSUERS AND GUARANTORS OF GUARANTEED SECURITIES

United Rentals (North America), Inc. (“URNA”) is 100 percent owned by United Rentals, Inc. (“Holdings”). URNA may issue debt securities registered pursuant to the Registration Statement on Form S-3 of which this exhibit forms a part, which debt securities will be fully and unconditionally guaranteed solely by Holdings.

URNA also has the following series of its senior notes registered under the Securities Act of 1933, as amended, each of which is guaranteed by both Holdings and the U.S. subsidiaries of URNA identified below:

•	3⅞% Senior Secured Notes due 2027;
•	4⅞% Senior Notes due 2028 (issued under indentures dated August 11, 2017 and September 22, 2017);
•	5¼% Senior Notes due 2030;
•	4% Senior Notes due 2030;
•	3⅞% Senior Notes due 2031; and
•	3¾% Senior Notes due 2032.

Name of Company	Jurisdiction of Incorporation
United Rentals Highway Technologies Gulf, LLC (f/k/a United Rentals Highway Technologies Gulf, Inc.)	Delaware
United Rentals (Delaware), Inc.	Delaware
United Rentals Realty, LLC	Delaware